Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-251191) pertaining to the Pre-IPO Share Incentive Plan, 2020 Equity Incentive Plan, Management Share Incentive Plan, Employee Share Incentive Plan No.1 and Employee Share Incentive Plan No. 2 of Burning Rock Biotech Limited, and

(2)	Registration Statement (Form F-3 No. 333-264577) of Burning Rock Biotech Limited;

of our report dated April 29, 2025, with respect to the consolidated financial statements of Burning Rock Biotech Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

April 29, 2025